SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934
Filed by the registrant ☑
Filed by a party other than the registrant ☐

Check the appropriate box:	☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2)
☐ Preliminary proxy statement
☑ Definitive proxy statement
☐ Definitive additional materials
☐ Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12
FIDELITY SOUTHERN CORPORATION

(Name of Registrant as Specified in its Charter)
(Name of Person(s) Filing Proxy Statement, if Other Than Registrant)
Payment of filing fee (Check the appropriate box):
☑	No fee required

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transactions applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.
(1)	Amount previously paid:

(2)	Form, Schedule or Registration Statement no.:

(3)	Filing Party:

(4)	Date Filed:

FIDELITY SOUTHERN CORPORATION
3490 Piedmont Road NE
Suite 1550
Atlanta, Georgia 30305
NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
To Be Held on March 19, 2009
     The Special Meeting of Shareholders of Fidelity Southern Corporation will be held at One Securities Centre, 3490 Piedmont Road NE, Suite 1550, Atlanta, Georgia 30305, on Thursday, March 19, 2009, at 2:00 p.m. for the following purposes:

1.	To approve the reservation of 2,277,790.29 shares of the Company’s common stock (2,266,458 shares adjusted for the stock dividend to be distributed by the Company on February 13, 2009) (the “Warrant Shares”) for issuance upon the exercise of that certain Warrant dated December 19, 2008, issued in connection with Fidelity Southern Corporation’s participation in the U.S. Treasury’s TARP Capital Purchase Program. The number of shares reserved may be modified in accordance with the terms of the Warrant.

2.	To grant management of Fidelity Southern Corporation the authority to adjourn the Special Meeting to another time and date in order to allow the Board of Directors to solicit additional proxies or attendance at the Special Meeting.

3.	To transact such other business as may properly come before the Special Meeting or any adjournment thereof.
     Only shareholders of record at the close of business on February 4, 2009, will be entitled to notice of and to vote at the Special Meeting or any adjournment thereof.
     Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to be Held on March 19, 2009: The proxy statement is available at www.http://materials.proxyvote.com/316394.
     A Proxy Statement and a Proxy are enclosed. Whether or not you plan to attend, please vote your shares by completing, signing, dating, and returning the enclosed Proxy as soon as possible in the postage-paid envelope provided.
By Order of the Board of Directors,

Martha C. Fleming
Corporate Secretary
February 6, 2009

FIDELITY SOUTHERN CORPORATION
3490 Piedmont Road NE
Suite 1550
Atlanta, Georgia 30305
PROXY STATEMENT
GENERAL INFORMATION
     The enclosed proxy card is solicited on behalf of the Board of Directors of Fidelity Southern Corporation (“Fidelity” or “Company”) in connection with the Special Meeting of Shareholders (“Special Meeting”) to be held at One Securities Centre, 3490 Piedmont Road NE, Suite 1550, Atlanta, Georgia 30305, on Thursday, March 19, 2009, at 2:00 p.m., and at any adjournment thereof. This proxy statement and the enclosed proxy card are being mailed to our shareholders on or about February 11, 2009.
     Your vote is very important. For this reason, the Board of Directors is requesting that you permit your common stock to be represented at the Special Meeting by the individuals named on the enclosed proxy card. If no specification is made, the proxies will be voted for approval of the Reservation of the Warrant Shares and for the Adjournment Proposal, and upon such other matters as may properly come before the Special Meeting or any adjournment thereof, according to the best judgment of the Proxy Committee elected by the Board of Directors and composed of Edward G. Bowen, M.D. and H. Palmer Proctor, Jr.
     The presence of a majority of the votes entitled to be cast at the Special Meeting, represented in person or by proxy, will constitute a quorum. A majority of the votes cast at the Special Meeting is required to approve the Reservation of the Warrant Shares, the Adjournment Proposal, and any other proposals, unless the vote of a greater number is required by law.
Who Can Vote
     Each shareholder of record at the close of business on February 4, 2009, is entitled to notice of and to vote at the Special Meeting or any adjournment thereof. Each share of Fidelity common stock entitles the shareholder to one vote on any matter coming before a meeting of Fidelity shareholders. On February 4, 2009, the record date for the Special Meeting, there were 9,632,341 shares of Fidelity common stock outstanding and eligible to vote. The enclosed proxy card shows the number of shares that you are entitled to vote. If you own any shares in Fidelity’s Direct Stock Purchase and Dividend Reinvestment Plan or the Employee Stock Purchase Plan, the enclosed proxy card includes the number of shares you had in that plan on the record date for the Special Meeting, as well as the number of shares registered in your name.
How Do I Cast My Vote
     If you are the record owner of your shares (either in certificates, book-entry, or in the Direct Stock Purchase and Dividend Reinvestment Plan or the Employee Stock Purchase Plan), you have the following voting options:
➢	By mail by completing, signing, dating, and returning the enclosed proxy card; or

➢	By attending the Special Meeting and voting your shares in person.
     Even if you plan to attend the Special Meeting, we encourage you to vote your shares by proxy.

     If you provide specific voting instructions, your shares will be voted as instructed. If you hold shares in your name and sign and return a proxy card without giving specific voting instructions, your shares will be voted for the proposals at the Special Meeting. If you hold your shares in your name and do not return a valid proxy or vote in person at the Special Meeting, your shares will not be voted.
     If you hold your shares in a brokerage account or through another nominee, your broker or nominee (the “record holder”) is forwarding these proxy materials to you along with voting instructions. The record holder is required to vote your shares in accordance with your instructions. If you do not give the record holder instructions, the record holder may have the authority to vote your shares in its discretion if permitted by the exchange or other organization of which the record holder is a member. Although most brokers and nominees offer telephone voting, availability and specific procedures will depend on their voting arrangements. Please follow their directions carefully.
     Every vote is important! Please vote your shares promptly.
What Am I Voting On
     There are two proposals that will be presented for your consideration at the Special Meeting:

➢	Proposal One. To approve the reservation of 2,277,790.29 shares of Fidelity common stock (2,266,458 shares adjusted for the stock dividend to be distributed by the Company on February 13, 2009) for issuance upon the exercise of that certain Warrant dated December 19, 2008, issued in connection with Fidelity’s participation on the U.S. Treasury Capital Purchase Program, which number of shares may be modified pursuant to the terms of the Warrant.

➢	Proposal Two. To grant management of Fidelity Southern Corporation authority to adjourn the Special Meeting to another time and date in order to allow the Board of Directors to solicit additional proxies or attendance at the Special Meeting.
     Other business may be addressed at the Special Meeting if it properly comes before the Special Meeting. However, we are not aware of any such other business.
Can I Change My Vote
     If you are a record owner, you may revoke your proxy and change your vote at any time before voting begins on any proposal. You may do this by either giving our Corporate Secretary written notice of your revocation, submitting a new signed proxy card with a later date, or by attending the Special Meeting and electing to vote in person. However, your attendance at the Special Meeting will not automatically revoke your proxy; you must specifically revoke your proxy. If your shares are held in nominee or “street name,” you should contact your broker or other nominee regarding the revocation of proxies.
What Quorum is Needed to Hold the Special Meeting
     In order to conduct the Special Meeting, a majority of Fidelity shares entitled to vote must be present in person or by proxy. This is called a quorum. If you return a valid proxy or elect to vote in person at the Special Meeting, you will be considered part of the quorum.
     Abstentions, withheld votes, and broker non-votes will be included in the calculation of the number of shares represented in person or by proxy at the Special Meeting in determining whether the quorum requirement is satisfied. Abstentions, withheld votes, and broker non-votes will not, however, be counted for purposes of determining whether any proposal has received sufficient votes for approval.

What Vote is Needed
     For each proposal to be presented at the meeting, the affirmative vote of the majority of the votes cast at the Special Meeting is needed for approval of such proposal.
What is our Voting Recommendation
     Our Board of Directors recommends that you vote “FOR” the reservation of the Warrant Shares and the Adjournment Proposal.
     Proxy cards that are timely signed, dated, and returned but do not contain instructions on how you want to vote will be voted in accordance with our Board of Directors’ recommendation.
Proxy Solicitation
     Fidelity will bear the expenses of soliciting proxies, including the cost of preparing and mailing this proxy statement. Fidelity will furnish solicitation materials to banks, brokerage houses, and other custodians, nominees, and fiduciaries for forwarding to beneficial owners of shares of the common stock and normal handling charges may be paid for such forwarding service. In addition, directors, officers, and other employees of Fidelity who will not be additionally compensated therefor may solicit proxies in person or by telephone, email, or other means.
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
     The following table reflects the number of shares of common stock beneficially owned as of December 31, 2008, by (1) each person known to be the beneficial owner of more than five percent of the common stock of Fidelity, (2) each director, (3) each named executive officer (as defined in Item 402(a)(3) of Regulation S-K under the Securities Exchange Act of 1934), and (4) all directors and named executive officers as a group.
     Unless otherwise indicated, each of the named individuals and each member of the group has sole or shared voting power or investment power with respect to the shares shown. Unless otherwise indicated, the address of each person or entity named in the table is c/o Fidelity Southern Corporation, 3490 Piedmont Road NE, Suite 1550, Atlanta, Georgia 30305.
     The number of shares beneficially owned by each shareholder is determined under rules promulgated by the Securities and Exchange Commission (“SEC”). The information is not necessarily indicative of beneficial ownership for any other purpose. Under these rules, beneficial ownership includes any shares as to which the individual has sole or shared voting power or investment power and any shares as to which the individual has the right to acquire beneficial ownership within 60 days of December 31, 2008, through the exercise of any stock option, warrant, or other right. The inclusion in the following table of those shares, however, does not constitute an admission that the named shareholder is a direct or indirect beneficial owner of those shares.

	Amount and Nature of
Name of Beneficial Owner	Beneficial Ownership		Percent of Class
Tontine Partners, LP 55 Railroad Avenue, 3rd Floor Greenwich, CT 06830-6378	895,299		9.32%
Sagus Financial Fund LP 3399 Peachtree Road # 2040 Atlanta, GA 30326	653,877		6.80
James B. Miller, Jr.	2,950,737	(1)	30.70
Major General (Ret) David R. Bockel	11,832	(2)	*
Edward G. Bowen, M.D.	17,275	(3)	*
Dr. Donald A. Harp, Jr.	3,729		*
Kevin S. King	12,003	(4)	*
James H. Miller III	46,108		*
H. Palmer Proctor, Jr.	73,673	(5)	*
Robert J. Rutland	149,441	(6)	1.56
W. Clyde Shepherd III	78,906	(7)	*
Rankin M. Smith, Jr.	18,299	(8)	*
Stephen H. Brolly	5,126	(9)	*
David Buchanan	34,528	(10)	*

All directors and executive officers as a group (12 persons)	3,401,657	(11)	35.40%

*	Less than 1%.

(1)	Includes 324,716 shares held by Mr. Miller’s children, grandchild, and family trust, and 187,386 shares held by Berlin American, LLC and Berlin American Company II, companies of which Mr. Miller and his wife’s estate own 40%. Also includes 89,655 shares owned by his wife’s estate.

(2)	Includes 265 shares held by Major General (Ret) Bockel’s wife.

(3)	Includes 10,560 shares held by Dr. Bowen as trustee for Target Benefit Plan.

(4)	Includes 4,396 shares held by Mr. King’s wife.

(5)	Includes 18,667 shares that Mr. Proctor has the right to acquire pursuant to outstanding stock options.

(6)	Includes 6,000 shares held by Mr. Rutland’s children and 7,920 shares held by a family foundation.

(7)	Includes 34,530 shares held by a Shepherd family trust, 5,000 shares held by a family partnership, and 1,800 shares held in trust for minor children.

(8)	Includes 298 shares owned by Mr. Smith’s wife.

(9)	Includes 3,333 shares that Mr. Brolly has the right to acquire pursuant to outstanding stock options.

(10)	Includes 3,333 shares that Mr. Buchanan has the right to acquire pursuant to outstanding stock options.

(11)	Includes 25,333 shares that the beneficial owners have the right to acquire pursuant to outstanding stock options.
PROPOSAL ONE: RESERVATION OF THE WARRANT SHARES
Background — TARP Capital Purchase Program
     On October 14, 2008, the U.S. Department of the Treasury (the “Treasury”) announced the Troubled Asset Relief Program (“TARP”) Capital Purchase Program (the “Program”). The Program was instituted by the Treasury pursuant to the Emergency Economic Stabilization Act of 2008 (“EESA”), which provides up to $700 billion to the Treasury to, among other things, take equity positions in financial institutions. The Program is intended to encourage U.S. financial institutions to build capital and thereby increase the flow of financing to businesses and consumers.
     On December 19, 2008, as part of the Program, Fidelity entered into a Letter Agreement (“Letter Agreement”) and a Securities Purchase Agreement — Standard Terms attached thereto (“Securities Purchase Agreement”) with the Treasury, pursuant to which Fidelity agreed to issue and sell, and the Treasury agreed to purchase (1) 48,200 shares (the “Preferred Shares”) of Fidelity’s Fixed Rate Cumulative Perpetual Preferred Stock, Series A, having a liquidation preference of $1,000 per share, and (2) a ten-year warrant (the “Warrant”) to purchase up to 2,266,458 shares of the Company’s common stock, no par value (“Common Stock”), at an exercise price of $3.19 per share, for an aggregate purchase price of $48.2 million in cash.

     While our capital and liquidity position were strong prior to receiving the $48.2 million investment from the Treasury, our Board of Directors determined that it was in the best interest of Fidelity and our shareholders to participate in the Program to further strengthen our capital and liquidity position, given the current and future uncertainty of the local and national economy. We believe that the Program provided us an opportunity to access additional capital with very favorable pricing and terms. The additional capital will enable us to continue to be well-positioned to support our existing operations as well as our anticipated future growth. Our plan is to use the proceeds to increase our lending capacity by making prudent loans to creditworthy individuals and businesses in our markets, improve our ability to work with troubled borrowers, and support our broader strategic growth and community service initiatives.
     The Preferred shares will qualify as Tier 1 capital for regulatory purposes and rank senior to the Common Stock. The Preferred Shares pay a cumulative dividend rate of 5% per annum for the first five years they are outstanding and thereafter at a rate of 9% per annum. The Preferred Shares are non-voting but have voting rights on matters that could adversely affect the Preferred Shares. After three years, the Preferred Shares are callable at 100% of the issue price plus any accrued and unpaid dividends. Prior to the end of three years, the Preferred Shares may be redeemed with the proceeds from a qualifying equity offering of any Tier 1 perpetual preferred or common stock. The Treasury’s consent is required for any increase in common dividends per share or certain repurchases of common stock until December 19, 2011, unless prior to such third anniversary either the Preferred Stock issued to the Treasury is redeemed in whole or the Treasury has transferred all of the Preferred Stock to third parties.
     In the event that we do not pay dividends on the Preferred Stock for six dividend periods, whether or not such periods are consecutive, the size of our Board of Directors will automatically be increased by two and the holders of the Preferred Stock will have the right to elect two directors to fill such newly created directorships at the next annual meeting and at each subsequent annual meetings until all accrued and unpaid dividends for all past dividend periods, including the latest completed dividend period, on all outstanding shares of Preferred Stock have been declared and paid in full.
     The Warrant issued to the Treasury in connection with Fidelity’s participation in the Program contemplated an exercise price of $3.19 per share, which was equal to the market price of our Common Stock at the time of preliminary approval of our participation in the Program, calculated on a 20-trading day trailing average. The amount of earnings per share dilution resulting from the issuance of the Warrant will depend upon the value of our Common Stock during the period that the Warrant is outstanding. See Fidelity’s pro forma consolidated statements of income under the heading “Pro Forma Financial Information” for additional information on earnings per share dilution. The Warrant requires that, subject to receipt of necessary shareholder approvals, Fidelity will at all times reserve and keep available, out of its authorized but unissued Common Stock, solely for the purpose of providing for the exercise of the Warrant, the aggregate number of shares of Common Stock then issuable upon exercise of the Warrant at any time. Additionally, the Warrant requires that Fidelity list and maintain the listing of the Warrant Shares on the NASDAQ Global Select Market, which is the exchange on which Fidelity’s Common Stock is listed.
     On January 22, 2009, the Board of Directors of Fidelity approved the distribution of a stock dividend on February 13, 2009 (the “Distribution Date”) of one new share for every 200 shares held on the record date of February 2, 2009. Section 13(A) of the Warrant requires Fidelity to adjust the number of common shares issuable upon exercise of the Warrant and the exercise price of the Warrant if Fidelity declares and distributes a dividend on its common stock in shares of common stock. The Warrant originally provided that the holder was entitled to receive 2,266,458 shares of Fidelity common stock at an exercise price of $3.19 per share upon exercise of the Warrant. As a result of the stock dividend, as of the Distribution Date, the Treasury will be entitled to receive 2,277,790.29 shares of common stock at an exercise price of $3.17 per share upon exercise of the Warrant.
     In connection with Fidelity’s participation with the Program, Fidelity adopted the Treasury’s standards for executive compensation and corporate governance set forth in Section 111 of EESA for the period during which the Treasury holds equity issued under the Program. To ensure compliance with these standards, within the time frame prescribed by the Program, Fidelity has entered into agreements with its senior executive officers who would be subject to the standards. The executive officers have agreed to, among other things, (1) “clawback” provisions relating to the repayment by the executive officers of incentive compensation based on materially inaccurate financial statements or performance metrics and (2) limitations on certain post-termination “parachute” payments.
     Pursuant to the Securities Purchase Agreement, Fidelity is required is file a registration statement to register for resale the securities issued to Treasury in connection with the Program. Fidelity filed the required registration statement on Form S-3 with the SEC on January 29, 2009.
     The Letter Agreement, including the Securities Purchase Agreement, the Warrant, and the form of agreement with our senior executive officers were filed as exhibits to our Form 8-K, filed on December 19, 2008, with the Securities and Exchange Commission.
     See Appendix A for the Summary of Senior Preferred Terms and Summary of Warrant Terms as published by the Treasury.
Approval of the Reservation of the Warrant Shares
     Our shares of Common Stock are listed on the NASDAQ Global Select Market. The Warrant requires that Fidelity list and maintain the listing of the Warrant Shares that are issuable upon the exercise of the Warrant on this exchange. Under NASDAQ’s listing requirements, our shareholders must approve the issuance of the Warrant Shares prior to listing because the number of Warrant Shares exceeds 20% of our outstanding shares of Common Stock prior to the issuance of the Warrant Shares, and the exercise price of the Warrant is less than the greater of the book value or market value of our Common Stock. Accordingly, we are seeking shareholder approval of the reservation of 2,277,790.29 shares of Common Stock (2,266,458 shares adjusted for the stock dividend to be distributed by the Company on February 13, 2009) for issuance upon the exercise of the Warrant, which number of shares may be revised pursuant to the terms of the Warrant.
Failure to Receive Shareholder Approval
     Under the terms of the Warrant, if at any time (i) following the date on which the shares of Common Stock of Fidelity are no longer listed or admitted to trading on a national securities exchange (other than in connection with any Business Combination, as defined in the Warrant) or (ii) following the 18-month anniversary of the date the Warrant was issued and until the receipt of the shareholder approval allowing the full exercise of the Warrant, the Treasury may cause Fidelity to exchange all or a portion of the Warrant for an economic interest (to be determined by the Treasury after consultation with Fidelity) of Fidelity classified as permanent equity under U.S. GAAP having a value equal to the fair market value of the portion of the Warrant so exchanged.
Use of Proceeds
     The capital we received in the Capital Purchase Program will enable us to continue to be well-positioned to support our existing operations as well as our anticipated future growth. We plan to use the proceeds to increase our lending capacity by making prudent loans to creditworthy individuals and businesses in our markets, improve our ability to work with troubled borrowers, and support our broader strategic growth and community service initiatives.
     Since it is uncertain when or if the Treasury or its successors in interest to the Warrant will exercise the Warrant, we are unable to determine what our use of proceeds from such exercise will or would be.
Pro Forma Financial Information
     The unaudited pro forma condensed consolidated financial data set forth below has been derived by the application of pro forma adjustments to Fidelity’s historical financial statements for the year ended December 31, 2007 and as of and for the nine months ended September 30, 2008. The unaudited pro forma consolidated financial data gives effect to the events discussed below as if they had occurred on January 1, 2007, and January 1, 2008, in the case of the statement of income data and September 30, 2008, in the case of the balance sheet and regulatory capital ratio data. The key assumptions in the following pro forma statements include the following:
➢	The issuance of Preferred Shares under the Program for $48.2 million,

➢	The issuance of the Warrant to purchase 2,277,790.29 shares of Fidelity common stock (2,266,458 shares adjusted for the stock dividend to be distributed by the Company on February 13, 2009) under the Program, and

➢	The investment of the proceeds in earning assets.
     The pro forma financial data may change materially based on the timing and utilization of the proceeds as well as certain other factors including any subsequent changes in Fidelity’s common stock price.
     The information should be read in conjunction with Fidelity’s audited financial statements and the related notes filed as part of our Annual Report on Form 10-K for the year ended December 31, 2007, and our unaudited consolidated financial statements and the related notes filed as part of our Quarterly Report on Form 10-Q for the quarter ended September 30, 2008.
     The following unaudited pro forma consolidated financial data is not necessarily indicative of our financial position, results of operations or regulatory capital position that actually would have been attained had proceeds from the Program been received, or the issuance of the Warrant been made, at the dates indicated, and is not necessarily indicative of our financial position, results of operations or regulatory capital position that will be achieved in the future. In addition, as noted above, until the receipt of the shareholder approval allowing the full exercise of the Warrant, the Treasury may cause Fidelity to exchange all or a portion of the Warrant for an equivalent economic interest in Fidelity.
     We have included the following unaudited pro forma consolidated financial data solely for the purpose of providing shareholders with information that may be useful for purposes of considering and evaluating the Reservation of the Warrant Shares proposal. Our future results are subject to prevailing economic and industry specific conditions and financial, business and other known and unknown risks and uncertainties, certain of which are beyond our control. These factors include, without limitation, those described in this proxy statement and those described under Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2007, in Item 1A of our Quarterly Report on Form 10-Q for the quarter ended September 30, 2008, and in our other reports filed with the SEC.

FIDELITY SOUTHERN CORPORATION AND SUBSIDIARIES
PRO FORMA CONSOLIDATED BALANCE SHEET

	Historical		Pro Forma
	September 30,	Pro Forma	September 30,
	2008	Adjustments	2008
Balance sheet data:

ASSETS
Cash and due from banks	$21,370	$—	$21,370
Securities and other interest earning assets(1)	189,573	48,200	237,773
Loans, net	1,449,827		1,449,827
Other assets	99,328		99,328

Total assets	$1,760,098	$48,200	$1,808,298

LIABILITIES AND STOCKHOLDERS’ EQUITY
Deposits	$1,465,819	$—	$1,465,819
Borrowed funds	188,476		188,476
Other liabilities	12,537		12,537

Total liabilities	1,666,832	—	1,666,832

Stockholders’ equity
Preferred stock (1)	—	48,200	48,200
Common stock	46,808		46,808
Common stock warrants (2)	—	4,413	4,413
Discount on preferred (2) (3)	—	(4,413)	(4,413)
Retained earnings	47,559		47,559
Accumulated comprehensive income	(1,101)		(1,101)

Total stockholders’ equity	93,266	48,200	141,466

Total liabilities and stockholders’ equity	$1,760,098	$48,200	$1,808,298

(1)	Reflects the issuance of $48,200,000 of Fidelity Southern Corporation senior preferred shares. Proceeds are assumed to be initially invested in Fed Funds.

(2)	The carrying values of the senior preferred stock and the common stock warrants are determined based on their relative fair values at issue date. The fair value of the senior preferred stock was estimated using a market rate of 12.4%. The fair value of the common stock warrants was estimated to be $1.25 per share and was determined using the Black-Scholes model with the following assumptions: dividend yield, 1.25%; risk-free interest rate, 1.185%; expected life, 10 years; and volatility, 37.44%.

(3)	The discount on the senior preferred stock is amortized over its estimated life of five years using the effective yield method.

FIDELITY SOUTHERN CORPORATION AND SUBSIDIARIES
PRO FORMA CONSOLIDATED STATEMENT OF INCOME

	Historical		Pro Forma
	Nine Months		Nine Months
	Ended		Ended
	September 30,	Pro Forma	September 30,
	2008	Adjustments	2008
Income Statement Data:
Total interest income(1)	$79,725	$91	$79,816
Total interest expense	44,007		44,007

Net interest income	35,718	91	35,809
Provision for loan losses	21,850		21,850

Net interest income after provision for loan losses	13,868	91	13,959
Total noninterest income	13,893		13,893
Total noninterest expense (3)	36,426		36,426

Income before income taxes	(8,665)	91	(8,574)
Income tax expense	(3,998)	35	(3,963)

Net income	$(4,667)	$56	(4,611)

Effective dividend on preferred stock (4)(5)			2,496

Net income available to common stockholders			$(7,107)

Selected Financial Ratios
Earnings per share
Basic	$(0.50)	$(0.26)	$(0.76)
Diluted	$(0.50)	$(0.21)	$(0.71)
Average basic shares outstanding	9,404,001	—	9,404,001
Average diluted shares outstanding (2)	9,404,001	593,428	9,997,429

(1)	The funds received from the senior preferred stock issue are assumed to be initially invested in Fed Funds at a rate of 0.25%. An incremental tax rate of 38% was assumed. Subsequent redeployment of the funds is anticipated but the timing of such redeployment is uncertain.

(2)	The pro forma average diluted shares outstanding includes the estimated effect of the exercise of the warrants and are accounted for under the treasury stock method, using the nine month average stock price of $4.32.

(3)	The issuance costs expected to be incurred were immaterial; therefore, no effect was given in the pro forma.

(4)	Consists of dividends of $1,834,000 on preferred stock at a 5% annual rate.

(5)	Includes accretion of discount on preferred stock over a 5 year amortization period. The discount is determined based on the value that is allocated to the warrants upon issuance. The discount is accreted back to par value on an effective yield method over a 5-year term, which is the expected life of the preferred stock upon issuance. The estimated accretion is based on a number of assumptions that are subject to change. These assumptions include the discount (market rate at issuance) rate on the senior preferred stock of 12.4%, and assumptions underlying the value of the common stock warrants. The proceeds are allocated based on the relative fair value of the warrants as compared to the fair value of the senior preferred stock.

FIDELITY SOUTHERN CORPORATION AND SUBSIDIARIES
PRO FORMA CONSOLIDATED STATEMENT OF INCOME

	Historical		Pro Forma
	Twelve		Twelve
	Months		Months
	Ended		Ended
	December 31,	Pro Forma	December 31,
	2007	Adjustments	2007
Income Statement Data:
Total interest income (1)	$113,462	$121	$113,583
Total interest expense	66,682		66,682

Net interest income	46,780	121	46,901
Provision for loan losses	8,500		8,500

Net interest income after provision for loan losses	38,280	121	38,401
Total noninterest income	17,911		17,911
Total noninterest expense (3)	47,203		47,203

Income before income taxes	8,988	121	9,109
Income tax expense	2,354	46	2,400

Net income	$6,634	$75	6,709

Effective dividend on preferred stock (4) (5)			3,326

Net income available to common stockholders			$3,383

Selected Financial Ratios
Earnings per share
Basic	$0.71	$(0.35)	$0.36
Diluted	$0.71	$(0.41)	$0.30
Average basic shares outstanding	9,330,932	—	9,330,932
Average diluted shares outstanding (2)	9,344,891	1,811,893	11,156,784

(1)	The funds received from the senior preferred stock issue are assumed to be initially invested in Fed Funds at a rate of 0.25%. An incremental tax rate of 38% was assumed. Subsequent redeployment of the funds is anticipated but the timing of such redeployment is uncertain.

(2)	The pro forma average diluted shares outstanding include the estimated effect of the exercise of the warrants and are accounted for under the treasury stock method, using the twelve month average stock price of $15.91.

(3)	The issuance costs expected to be incurred were immaterial; therefore, no effect was given in the pro forma.

(4)	Consists of dividends of $2,443,000 on preferred stock at a 5% annual rate.

(5)	Includes accretion of discount on preferred stock over a 5 year amortization period. The discount is determined based on the value that is allocated to the warrants upon issuance. The discount is accreted back to par value on an effective yield method over a 5-year term, which is the expected life of the preferred stock upon issuance. The estimated accretion is based on a number of assumptions that are subject to change. These assumptions include the discount (market rate at issuance) rate on the senior preferred stock of 12.4%, and assumptions underlying the value of the common stock warrants. The proceeds are allocated based on the relative fair value of the warrants as compared to the fair value of the senior preferred stock.

		Pro Forma as of
		September 30, 2008
		Assuming Investment
		of $48.2 million of
	September 30, 2008	Preferred Stock
Regulatory Capital Ratios	Actual	Pursuant to Program
Fidelity Southern Corporation
Tier 1 Leverage Ratio	7.06%	10.70%

Tier 1 Risk Based Ratio	7.75%	11.68%

Total Risk Based Ratio	10.92%	14.04%

Fidelity Bank
Tier 1 Leverage Ratio	7.81%	10.55%

Tier 1 Risk Based Ratio	8.57%	11.57%

Total Risk Based Ratio	10.45%	13.45%
The Board recommends that Shareholders vote in favor of the Reservation of the Warrant Shares
Proposal.
PROPOSAL TWO: TO AUTHORIZE MANAGEMENT TO ADJOURN
THE SPECIAL MEETING IF NECESSARY
     If the number of shares of common stock present or represented at the Special Meeting and voting in favor of the Reservation of the Warrant Shares Proposal is insufficient to approve that proposal, then Fidelity’s management may move to adjourn the Special Meeting in order to enable the Board to continue to solicit additional proxies in favor of the Reservation of the Warrant Shares Proposal. In that event, you will be asked only to vote upon the Adjournment Proposal but not the Reservation of the Warrant Shares Proposal.
     In this Adjournment Proposal, the Board is asking you to authorize the holder of any proxy solicited by the Board to vote in favor of adjourning the Special Meeting and any later adjournment under the circumstances described above. If the shareholders approve this Adjournment Proposal, then management could adjourn the Special Meeting (and any adjourned section of the Special Meeting) to use the additional time to solicit additional proxies in favor of the Reservation of the Warrant Shares Proposal, including the solicitation of proxies from shareholders that have previously voted against the Reservation of the Warrant Shares Proposal. Among other things, approval of the Adjournment Proposal could mean that even if proxies representing a sufficient number of votes against the Reservation of the Warrant Shares Proposal have been received, management could adjourn the Special Meeting without a vote on the Reservation of the Warrant Shares Proposal and seek to convince the holders of those shares to change their votes to vote in favor of the Reservation of the Warrant Shares Proposal.
     The Board believes that if the number of shares of common stock present or represented at the Special Meeting and voting in favor of the Reservation of the Warrant Shares Proposal is insufficient to approve that proposal, it is in the best interests of the Fidelity’s shareholders to enable the Board, for a limited period of time, to continue to seek to obtain a sufficient number of additional votes to approve the Reservation of the Warrant Shares Proposal.
The Board recommends that shareholders vote FOR the Adjournment Proposal.

SHAREHOLDER PROPOSALS
     In order for a shareholder proposal to be included in Fidelity’s proxy statement for its next annual meeting of shareholders, the proposal must be received at least 120 calendar days prior to the one-year anniversary of the date Fidelity’s proxy statement was released to shareholders in connection with the previous year’s annual meeting. As a result, shareholder proposals submitted for consideration at the next Annual Meeting of Shareholders must have been received by Fidelity on or before November 21, 2008 to be included in the 2009 proxy materials. In addition, if Fidelity does not have notice of a shareholder proposal for the annual meeting of shareholders at least 45 days before the one-year anniversary of the date Fidelity’s proxy statement was released to shareholders for the previous year’s annual meeting, proxies solicited by Fidelity’s management will confer discretionary authority upon management to vote upon any such matter. Fidelity’s proxy statement for its 2009 Annual Meeting of Shareholders will include the date by which shareholder proposals must be received by Fidelity in order to be included in the 2010 proxy materials. SEC Rule 14a-8 provides additional information regarding the content and procedure applicable to the submission of shareholder proposals to be included in Fidelity’s 2010 proxy statement.
COMMUNICATIONS WITH FIDELITY AND THE BOARD
     The following options are available to shareholders who want to communicate with Fidelity or the Board:
     To communicate with the Board of Directors, address communications to the Board of Directors in care of the Corporate Secretary of Fidelity at 3490 Piedmont Road NE, Suite 1550, Atlanta, Georgia 30305. Communications that are intended specifically for a designated director should be addressed to the director in care of the Corporate Secretary of Fidelity at the above address. The Corporate Secretary shall cause the communications to be delivered to the addressees.
     To receive information about Fidelity or Fidelity Bank, one of the following methods may be used:
1.	Fidelity Bank’s website, located at www.lionbank.com, contains product and marketing data.

2.	Fidelity’s website, Investor Relations section, located at www.fidelitysouthern.com, contains Fidelity financial information in addition to Audit, Compensation, and Nominating Committee Charters, and Fidelity’s Conflict of Interest Policy / Code of Ethics. Online versions of Fidelity’s annual reports, proxy statements, Forms 10-K and 10-Q, press releases, and other SEC filings are also available through this website.

3.	Information, such as Fidelity’s latest quarterly earnings release, the Annual Report on its Form 10-K, or Form 10-Q can also be obtained free of charge by calling or writing Investor Relations.
     If you would like to contact us, please call Fidelity Investor Relations at (404) 240-1504, or send correspondence to Fidelity Southern Corporation, Attn: Investor Relations, 3490 Piedmont Road NE, Suite 1550, Atlanta, Georgia 30305.
INCORPORATION OF CERTAIN INFORMATION BY REFERENCE
     The rules of the SEC allow Fidelity to “incorporate by reference” into this proxy statement certain information that we have filed with the SEC. This means that we can disclose important information to shareholders by referring the shareholders to another document. The information incorporated by reference into this proxy statement is an important part of this proxy statement and is considered to be part of this proxy statement from the date we file that information with the SEC. Any reports filed by us with the SEC after the date of this proxy statement will automatically update and, where applicable, supersede any information contained in this proxy statement or incorporated by reference into this proxy statement.
     The following items in documents filed by Fidelity with the SEC are incorporated by reference into this proxy statement:

•	Items 7, 7A, 8, and 9 of Fidelity Southern Corporation’s Annual Report on Form 10-K for the Year Ended December 31, 2007; and

•	Items 1, 2, and 3 of Fidelity Southern Corporation’s Quarterly Reports on Form 10-Q for the Quarters Ended March 31, 2008, June 30, 2008, and September 30, 2008.

     A copy of any of the documents referred to above will be furnished within one business day of receipt of written or oral request, without charge, by writing to Fidelity Southern Corporation, 3490 Piedmont Road, Suite 1550, Atlanta, Georgia 30305, Attn: Investor Relations, or by phone to (404) 240-1504. The documents referred to above are also available from the Edgar filings that can be obtained through the SEC’s Internet Website (http://www.sec.gov).
OTHER MATTERS THAT MAY COME BEFORE THE SPECIAL MEETING
     Management knows of no matters, other than the Reservation of the Warrant Shares Proposal and the Adjournment Proposal, that are to be brought before the Special Meeting. If any other matter should be presented for consideration and voted upon, it is the intention of the persons named as proxies in the enclosed proxy to vote in accordance with their judgment as to what is in the best interest of Fidelity.
By Order of the Board of Directors,

Martha C. Fleming
Corporate Secretary
February 6, 2009

Appendix A
TARP Capital Purchase Program
Senior Preferred Stock and Warrants
Summary of Senior Preferred Terms

Issuer:	Qualifying Financial Institution (“QFI”) means (i) any U.S. bank or U.S savings association not controlled by a Bank Holding Company (“BHC”) or Savings and Loan Company (“SLHC”); (ii) any top-tier U.S. BHC, (iii) any top-tier U.S. SLHC which engages solely or predominately in activities that are permitted for financial holding companies under relevant law; and (iv) any U.S. bank or U.S. savings association controlled by a U.S. SLHC that does not engage solely or predominately in activities that are permitted for financial holding companies under relevant law. QFI shall not mean any BHC, SLHC, bank or savings association controlled by a foreign bank or company. For purposes of this program, “U.S. bank”, “U.S. savings association”, “U.S. BHC” and “U.S. SLHC” means a bank, savings association, BHC or SLHC organized under the laws of the United States or any State of the United States, the District of Columbia, any territory or possession of the United States, Puerto Rico, Northern Mariana Islands, Guam, American Samoa, or the Virgin Islands. The United States Department of the Treasury will determine eligibility and allocation for QFIs after consultation with the appropriate Federal banking agency.

Initial Holder:	United States Department of the Treasury (the “UST”).

Size:	QFIs may sell preferred to the UST subject to the limits and terms described below.

Each QFI may issue an amount of Senior Preferred equal to not less than 1% of its risk-weighted assets and not more than the lesser of (i) $25 billion and (ii) 3% of its risk-weighted assets.

Security:	Senior Preferred, liquidation preference $1,000 per share. (Depending upon the QFI’s available authorized preferred shares, the UST may agree to purchase Senior Preferred with a higher liquidation preference per share, in which case the UST may require the QFI to appoint a depositary to hold the Senior Preferred and issue depositary receipts.)

Ranking:	Senior to common stock and pari passu with existing preferred shares other than preferred shares which by their terms rank junior to any existing preferred shares.

Regulatory Capital Status:	Tier 1.

Term:	Perpetual life.

Dividend:	The Senior Preferred will pay cumulative dividends at a rate of 5% per annum until the fifth anniversary of the date of this investment and thereafter at a rate of 9% per annum. For Senior Preferred issued by banks which are not subsidiaries of holding companies, the Senior Preferred will pay non-cumulative dividends at a rate of 5% per annum until the fifth anniversary of the date of this investment and thereafter at a rate of 9% per annum. Dividends will be payable quarterly in arrears on February 15, May 15, August 15 and November 15 of each year.

Redemption:	Senior Preferred may not be redeemed for a period of three years from the date of this investment, except with the proceeds from a Qualified Equity Offering (as defined below) which results in aggregate gross proceeds to the QFI of not less than 25% of the issue price of the Senior Preferred. After the third anniversary of the date of this investment, the Senior Preferred may be redeemed, in whole or in part, at any time and from time to time, at the option of the QFI. All redemptions of the Senior Preferred shall be at 100% of its issue price, plus (i) in the case of cumulative Senior Preferred, any accrued and unpaid dividends and (ii) in the case of noncumulative Senior Preferred, accrued and unpaid dividends for the then current dividend period (regardless of whether any dividends are actually declared for such dividend period), and shall be subject to the approval of the QFI’s primary federal bank regulator.

“Qualified Equity Offering” shall mean the sale by the QFI after the date of this investment of Tier 1 qualifying perpetual preferred stock or common stock for cash.

Following the redemption in whole of the Senior Preferred held by the UST, the QFI shall have the right to repurchase any other equity security of the QFI held by the UST at fair market value.

Restrictions on Dividends:	For as long as any Senior Preferred is outstanding, no dividends may be declared or paid on junior preferred shares, preferred shares ranking pari passu with the Senior Preferred, or common shares (other than in the case of pari passu preferred shares, dividends on a pro rata basis with the Senior Preferred), nor may the QFI repurchase or redeem any junior preferred shares, preferred shares ranking pari passu with the Senior Preferred or common shares, unless (i) in the case of cumulative Senior Preferred all accrued and unpaid dividends for all past dividend periods on the Senior Preferred are fully paid or (ii) in the case of non-cumulative Senior Preferred the full dividend for the latest completed dividend period has been declared and paid in full.

Common dividends:	The UST’s consent shall be required for any increase in common dividends per share until the third anniversary of the date of this investment unless prior to such third anniversary the Senior Preferred is redeemed in whole or the UST has transferred all of the Senior Preferred to third parties.

Repurchases:	The UST’s consent shall be required for any share repurchases (other than (i) repurchases of the Senior Preferred and (ii) repurchases of junior preferred shares or common shares in connection with any benefit plan in the ordinary course of business consistent with past practice) until the third anniversary of the date of this investment unless prior to such third anniversary the Senior Preferred is redeemed in whole or the UST has transferred all of the Senior Preferred to third parties. In addition, there shall be no share repurchases of junior preferred shares, preferred shares ranking pari passu with the Senior Preferred, or common shares if prohibited as described above under “Restrictions on Dividends”.

Voting rights:	The Senior Preferred shall be non-voting, other than class voting rights on (i) any authorization or issuance of shares ranking senior to the Senior Preferred, (ii) any amendment to the rights of Senior Preferred, or (iii) any merger, exchange or similar transaction which would adversely affect the rights of the Senior Preferred.

If dividends on the Senior Preferred are not paid in full for six dividend periods, whether or not consecutive, the Senior Preferred will have the right to elect 2 directors. The right to elect directors will end when full dividends have been paid for four consecutive dividend periods.

Transferability:	The Senior Preferred will not be subject to any contractual restrictions on transfer. The QFI will file a shelf registration statement covering the Senior Preferred as promptly as practicable after the date of this investment and, if necessary, shall take all action required to cause such shelf registration statement to be declared effective as soon as possible. The QFI will also grant to the UST piggyback registration rights for the Senior Preferred and will take such other steps as may be reasonably requested to facilitate the transfer of the Senior Preferred including, if requested by the UST, using reasonable efforts to list the Senior Preferred on a national securities exchange. If requested by the UST, the QFI will appoint a depositary to hold the Senior Preferred and issue depositary receipts.

Executive Compensation:	As a condition to the closing of this investment, the QFI and its senior executive officers covered by the EESA shall modify or terminate all benefit plans, arrangements and agreements (including golden parachute agreements) to the extent necessary to be in compliance with, and following the closing and for so long as UST holds any equity or debt securities of the QFI, the QFI shall agree to be bound by, the executive compensation and corporate governance requirements of Section 111 of the EESA and any guidance or regulations issued by the Secretary of the Treasury on or prior to the date of this investment to carry out the provisions of such subsection. As an additional condition to closing, the QFI and its senior executive officers covered by the EESA shall grant to the UST a waiver releasing the UST from any claims that the QFI and such senior executive officers may otherwise have as a result of the issuance of any regulations which modify the terms of benefits plans, arrangements and agreements to eliminate any provisions that would not be in compliance with the executive compensation and corporate governance requirements of Section 111 of the EESA and any guidance or regulations issued by the Secretary of the Treasury on or prior to the date of this investment to carry out the provisions of such subsection.
Summary of Warrant Terms

Warrant:	The UST will receive warrants to purchase a number of shares of common stock of the QFI having an aggregate market price equal to 15% of the Senior Preferred amount on the date of investment, subject to reduction as set forth below under “Reduction”. The initial exercise price for the warrants, and the market price for determining the number of shares of common stock subject to the warrants, shall be the market price for the common stock on the date of the Senior Preferred investment (calculated on a 20-trading day trailing average), subject to customary anti-dilution adjustments. The exercise price shall be reduced by 15% of the original exercise price on each six-month anniversary of the issue date of the warrants if the consent of the QFI stockholders described below has not been received, subject to a maximum reduction of 45% of the original exercise price.

Term:	10 years

Exercisability:	Immediately exercisable, in whole or in part

Transferability:	The warrants will not be subject to any contractual restrictions on transfer; provided that the UST may only transfer or exercise an aggregate of one- half of the warrants prior to the earlier of (i) the date on which the QFI has received aggregate gross proceeds of not less than 100% of the issue price of the Senior Preferred from one or more Qualified Equity Offerings and (ii) December 31, 2009. The QFI will file a shelf registration statement covering the warrants and the common stock underlying the warrants as promptly as practicable after the date of this investment and, if necessary, shall take all action required to cause such shelf registration statement to be declared effective as soon as possible. The QFI will also grant to the UST piggyback registration rights for the warrants and the common stock underlying the warrants and will take such other steps as may be reasonably requested to facilitate the transfer of the warrants and the common stock underlying the warrants. The QFI will apply for the listing on the national exchange on which the QFI’s common stock is traded of the common stock underlying the warrants and will take such other steps as may be reasonably requested to facilitate the transfer of the warrants or the common stock.

Voting:	The UST will agree not to exercise voting power with respect to any shares of common stock of the QFI issued to it upon exercise of the warrants.

Reduction:	In the event that the QFI has received aggregate gross proceeds of not less than 100% of the issue price of the Senior Preferred from one or more Qualified Equity Offerings on or prior to December 31, 2009, the number of shares of common stock underlying the warrants then held by the UST shall be reduced by a number of shares equal to the product of (i) the number of shares originally underlying the warrants (taking into account all adjustments) and (ii) 0.5.

Consent:	In the event that the QFI does not have sufficient available authorized shares of common stock to reserve for issuance upon exercise of the warrants and/or stockholder approval is required for such issuance under applicable stock exchange rules, the QFI will call a meeting of its stockholders as soon as practicable after the date of this investment to increase the number of authorized shares of common stock and/or comply with such exchange rules, and to take any other measures deemed by the UST to be necessary to allow the exercise of warrants into common stock.

Substitution:	In the event the QFI is no longer listed or traded on a national securities exchange or securities association, or the consent of the QFI stockholders described above has not been received within 18 months after the issuance date of the warrants, the warrants will be exchangeable, at the option of the UST, for senior term debt or another economic instrument or security of the QFI such that the UST is appropriately compensated for the value of the warrant, as determined by the UST.

PROXY
FIDELITY SOUTHERN CORPORATION
SPECIAL MEETING OF SHAREHOLDERS – MARCH 19, 2009
THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF THE COMPANY
     The undersigned hereby authorizes Edward G. Bowen, M.D. and H. Palmer Proctor, Jr., and each of them individually, with power to act without the other and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side, all the shares of Fidelity Southern Corporation common stock which the undersigned is entitled to vote, and, in their discretion, to vote upon such other business as may properly come before the Special Meeting of Shareholders of the Company to be held March 19, 2009, at 2:00 p.m. at the offices of the Company located at One Securities Centre, 3490 Piedmont Road NE, Suite 1550, Atlanta, GA 30305, or at any adjournment or postponement thereof, with all powers which the undersigned would possess if present at the meeting.
The undersigned acknowledges receipt of the Notice of Special Meeting of Shareholders and Proxy Statement for the Special Meeting. All other proxies heretofore given by the undersigned to vote shares of common stock of the Company are expressly revoked.
(Continued and to be marked, dated, and signed on the other side)

FIDELITY SOUTHERN CORPORATION

Address change/comments
(Mark the corresponding box on the reserve side)

THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS INDICATED, WILL BE VOTED “FOR” PROPOSALS ONE AND TWO.
Proposal One:
RESERVATION OF THE WARRANT SHARES
To approve the reservation of 2,277,790.29 shares of the Company’s common stock (2,266,458 shares adjusted for the stock dividend to be distributed by the Company on February 13, 2009) (the “Warrant Shares”) for issuance upon the exercise of that certain Warrant dated December 19, 2008, issued in connection with Fidelity Southern Corporation’s participation in the U.S. Treasury’s TARP Capital Purchase Program. The number of shares reserved may be modified in accordance with the terms of the Warrant.

FOR [ ]	AGAINST [ ]	ABSTAIN [ ]
Proposal Two:
ADJOURNMENT
To grant management of Fidelity Southern Corporation the authority to adjourn the Special Meeting to another time and date in order to allow the Board of Directors to solicit additional proxies or attendance at the Special Meeting.

FOR [ ]	AGAINST [ ]	ABSTAIN [ ]
To change your address, please mark this box.     [     ]
Date:
Whether or not you plan to attend the Special Meeting, you are urged to execute and return your proxy, which may be revoked at any time prior to its use.

Share Owner Sign Here	Co-Owner Sign Here
NOTE: Please sign exactly as your name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee, or guardian, please give full title as such.
Votes must be indicated
(x) in black or blue ink.